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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated March 25, 1999 accompanying the consolidated financial statements of Winstar Communications, Inc. and subsidiaries appearing in the 1998 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K/A for the year ended December 31, 1998 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ GRANT THORNTON LLP


New York, New York
November  11, 1999